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                                                             EXHIBIT 24(a)


                             ACCOUNTANTS' CONSENT


The Board of Directors
Hasbro, Inc.:


We consent to incorporation by reference in the Registration Statements
Nos. 2-78018, 2-93483 and 33-57344 on Form S-8 and No. 33-41548 on Form
S-3 of Hasbro, Inc. of our reports dated February 8, 1994 relating to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 26, 1993 and December 27, 1992 and the related consolidated statements of earnings, shareholders' equity and cash flows and related schedules for each of the fiscal years in the three-year period ended December 26, 1993, which report on the consolidated financial statements incorporated by reference and which report on the related schedules is included in the Annual Report on Form 10-K of Hasbro, Inc. for the fiscal year ended December 26, 1993.



/s/ KPMG Peat Marwick



Providence, Rhode Island

March 25, 1994





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